Exhibit 99.1 Press Release

Chembio Diagnostics, Inc. Reports 2005 Third Quarter Results

MEDFORD, N.Y.--(MARKET WIRE)--November 7, 2005--Chembio Diagnostics, Inc. (OTCBB:CEMI - News) announced today its results for the third quarter ended September 30, 2005.

The Company’s net loss for the third quarter was $831,982 versus a net loss of $1,058,429 in the comparable 2004 period. The Company’s net loss for the nine months ended September 30, 2005 was $2,328,634 versus a net loss of $2,205,618 in the comparable 2004 period. All results are before dividends on preferred shares.

Third quarter 2005 revenues were $944,712, a 67% increase compared to $566,246 for the same period in 2004. Revenues for the nine months ended September 30, 2005 were $2,582,287, a 20% increase compared to $ 2,146,623 for the same period in 2004. The increases in both 2005 periods were attributable to increased sales of the Company’s HIV products.

The Company experienced improved gross margins in the 2005 periods compared to the same periods in 2004, primarily as a result of the increased sales for our HIV products which were at higher margins than certain other products; in addition the low sales volumes in the 2004 periods were not enough to cover fixed overhead expenses.

"During the third quarter the Company made significant progress toward its long term goal of significant revenue growth and profitability and the Company's management team remains highly focused on reaching those milestones," commented Lawrence A. Siebert, Chembio's Chief Executive Officer.

The Company’s FDA approval process for its Sure Check TM  HIV and HIV 1/2 Stat-Pak TM is continuing. The FDA inspection of our facility that is required in connection with the approval process was conducted in the third quarter of 2005. “We believe we will complete all documentation requested by the FDA in order to have an “approvable” Pre-Marketing Approval (PMA) application for these two HIV products during the first quarter of 2006 and we expect to complete the full process during the first half of 2006,” said Mr. Siebert.

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various infectious diseases, including HIV, Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.